Exhibit 10.50

Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was Filed Separately With The Securities And Exchange Commission.

UNIVERSITY of PENNSYLVANIA

Patent License Agreement

This Patent License Agreement (this “Agreement”) is between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and ImmunoCellular Therapeutics, Ltd., a corporation organized and existing under the laws of Delaware (“Company”). This Agreement is being signed on February 10, 2012 (the “Execution Date”). This Agreement will become effective on February 10, 2012 (the “Effective Date”).

BACKGROUND

Penn owns certain intellectual property developed by Dr. Brian Czerniecki of Penn’s School of Medicine relating to the production, use and cryopreservation of dendritic cell cancer vaccines. Penn also owns certain letters patent and/or applications for letters patent relating to the intellectual property. Company desires to obtain a license under the patent rights to exploit the intellectual property. Penn has determined that the exploitation of the intellectual property by Company is in the best interest of Penn and is consistent with its educational and research missions and goals.

In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1.	LICENSE

1.1 License Grant. Penn grants to Company an exclusive, world-wide license (the “License”) to make, have made, use, import, offer for sale and sell Licensed Products in the Field of Use during the Term (as such terms may be defined in Sections 1.2 and 6.1). The License includes the right to sublicense as permitted by this Agreement. No other rights or licenses are granted by Penn.

1.2 Related Definitions. The term “Licensed Products” means products that are made, made for, used, imported, offered for sale or sold by Company or its Affiliates or sublicensees and that would (i) in the absence of the License, infringe (or, in the case of pending patent applications, upon issuance, would infringe) at least one claim of the Patent Rights or (ii) use a process or method covered in whole or in part by a claim of the Patent Rights, whether the claim is issued or pending. The term “Limited Field” means development, production, use, and storage of vaccines for the prevention and/or treatment of breast cancer and ductal carcinoma in situ. The term “Patent Rights” means all of Penn’s patent rights represented by or issuing from: (a) the United States patents and patent applications listed in Exhibit A that have not been irretrievably lapsed, revoked or abandoned; (b) any continuation, continuation-in-part (to the extent that the claims are directed to inventions which are fully supported by the patents and applications (a) or (b), divisional, re-issue applications, renewals and re-examinations of (a) or (b); and (c) any foreign counterparts and extensions of (a) or (b). The term “Affiliate” means a legal entity that is controlling, controlled by or under common control with Company and that has executed either this Agreement or a written joinder agreement agreeing to be bound by all of the terms and conditions of this Agreement. For purposes of this Section 1.2, the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity. The term “Field of Use” means no field restrictions except for the Limited Field.

1.3 Reservation of Rights by Penn. Penn reserves the right to use and to permit others to use, for any purpose the Patent Rights other than in the Field of Use, including but not limited to, the Limited Field. Penn reserves the right to use, and to permit other non-commercial entities to use, the Patent Rights in the Field of Use for educational and research purposes.

1.4 U.S. Government Rights. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

1.5 Sublicense Conditions. The Company’s right to sublicense granted by Penn under the License is subject to each of the following conditions:

(a) In each sublicense agreement, Company will prohibit the sublicensee from further sublicensing and require the sublicensee to comply with the terms and conditions of this Agreement.

(b) Within thirty (30) days after Company enters into a sublicense agreement, Company will deliver to Penn a complete and accurate copy of the entire sublicense agreement written in the English language. Penn’s receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of Penn or obligation of Company under this Agreement.

(c) In the event that Company causes or experiences a Trigger Event (as defined in Section 6.4), all payments due to Company from its Affiliates or sublicensees under the sublicense agreement will, upon notice from Penn to such Affiliate or sublicensee, become payable directly to Penn for the account of Company. Upon receipt of any such funds, Penn will remit to Company the amount by which such payments exceed the amounts owed by Company to Penn.

(d) Company’s execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement. Company is primarily liable to Penn for any act or omission of an Affiliate or sublicensee of Company that would be a breach of this Agreement if performed or omitted by Company, and Company will be deemed to be in breach of this Agreement as a result of such act or omission.

1.6 No License by Implication. Nothing in this Agreement confers by estoppel implication or otherwise, any license or rights under any Penn patent other than the Patent Rights, regardless whether such patents are dominant or subordinate to the Patent Rights.

2.	DILIGENCE

2.1 Business Plan. Company will deliver to Penn, within thirty (30) days after the Effective Date, a copy of an initial business plan for the use of the Patent Rights (the “Business Plan”). Thereafter, Company will deliver to Penn an annual updated Business Plan no later than December 1 of each year during the Term. The Business Plan will include, at a minimum, the information listed in Exhibit B.

2.2 Company’s Efforts. Company will use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products in a manner consistent with the Business Plan.

2.3 Diligence Events. The Company will use commercially reasonable efforts to achieve each of the diligence events by the applicable completion date listed in the table below for the first Licensed Product.

DILIGENCE EVENT	COMPLETION DATE
Delivery to Penn of a completed business plan in a form acceptable to Penn	March 1, 2012

First dosing of first patient in a Phase III or other pivotal clinical trial for the first Licensed Product	Twenty-four (24) months from completion of current Phase II trial

Filing of NDA for the first Licensed Product	January 1, 2018

First Sale of the first Licensed Product	June 30, 2019

If Penn determines that Company has not fulfilled its obligations under this Section 2.3, Penn shall furnish Company with written notice of the determination. Within sixty (60) days after receipt of the notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with Penn a mutually acceptable schedule of revised diligence obligations, failing which Penn may, immediately upon written notice to Company, terminate this Agreement or grant additional licenses to third parties to the Patent Rights in the Field of Use.

3.	FEES AND ROYALTIES

3.1 License Initiation Fee. In partial consideration of the License, Company will pay to Penn on the Effective Date a non-refundable, non-creditable license initiation fee of [***].

3.2 License Maintenance Fees. In partial consideration of the License, Company will pay to Penn, on each anniversary of the Effective Date a license maintenance fee of [***]. License maintenance fees relate to the twelve-month period immediately prior to the anniversary date on which they are due.

3.3 Milestone Payments. In partial consideration of the License, Company will pay to Penn the applicable milestone payment listed in the table below after achievement of each milestone event for each Licensed Product, whether such milestone event is achieved by Company, its Affiliates or sublicensees. Company will provide Penn with written notice within thirty (30) days after achieving each milestone.

MILESTONE	PAYMENT
First dosing of first patient in a Phase II trial for each Licensed Product, not including the ongoing clinical trial NCT01280552 or a Phase I/II study	[***]

First dosing of first patient in a Phase III clinical trial for each Licensed Product	[***]

First Sale of each Licensed Product	[***]

Achievement of [***] in cumulative Sales for each Licensed Product	[***]

The term “Phase II clinical trial” means studies in humans of the safety, dose ranging and efficacy of an investigational product that would satisfy the requirements of 21 CFR 312.21(b).

The term “Phase III clinical trial” means a human clinical trial in any country that provides for continued trails of a product on sufficient numbers of patients to establish the safety and efficacy of a product and generate, if required, pharmacoeconomics data to support regulatory approval in the proposed therapeutic indications as more fully defined in 21 C.F.R. (S) 312.21(c) or equivalent in a foreign country. For clarity, each time a milestone is achieved with respect to a Licensed Product, then any other milestone payments with respect to earlier milestones that have not yet been paid will be due and payable together with the milestone payment for the milestone that is actually achieved. For additional clarity, milestones are due and payable on Licensed Products and on products that, upon FDA approval, would become Licensed Products.

3.4 Earned Royalties. In partial consideration of the License, Company will pay to Penn during each Quarter a royalty of (i) [***] of Net Sales on cumulative Net Sales up to [***] for each Licensed Product and (ii) one and [***] of Net Sales on cumulative Net Sales equal to or exceeding [***] for each Licensed Product.

3.5 Related Definitions. The term “Sale” means any bona fide transaction for which consideration is received or expected by Company or its Affiliate or sublicensee for the sale, use, lease, transfer or other disposition of a Licensed Product to a third party. A Sale is deemed completed at the time that Company or its Affiliate or sublicensee invoices, ships or receives payment for a Licensed Product, whichever occurs first. The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1. The term “Net Sales” means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Company or its Affiliates or sublicensees. For purposes of determining Net Sales, the words “fair market value” mean the cash consideration that Company or its Affiliates or sublicensees would realize from an unrelated buyer in an arms length sale of an identical item sold in the same quantity and at the time and place of the transaction. The term “Qualifying Costs” means: (a) customary discounts in the trade for quantity purchased or for wholesalers and distributors; (b) credits or refunds for claims or returns that do not exceed the original invoice amount; (c) Company’s bad debt actually written off, net of subsequent recoveries; (d) prepaid outbound transportation expenses and transportation insurance premiums; (e) sales and use taxes and other fees imposed by and indefeasibly paid to a governmental agency; and (f) Licensed Products provided at or below cost for indigent care or patient assistance programs or administered in clinical trials, except when the recipient is charged for such product; provided that such Licensed Products do not represent more than [***] of Sales. A Sale is deemed completed at the time that Company or its Affiliate or sublicensee invoices, ships or receives payment for a Licensed Product, whichever occurs first. The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1.

3.6 Minimum Royalties. In partial consideration of the License, Company will pay to Penn the amount, if any, that the applicable minimum royalty listed in the table below exceeds Company’s actual aggregate earned royalties for all Licensed Products under Section 3.4 for each year after the first Sale of a Licensed Product.

Year:	Each Year
MINIMUM:	Aggregate of [***]

3.7 Sublicense Fees. In partial consideration of the License, Company will pay to Penn a sublicense fee of (i) [***] of the sum of all payments plus the fair market value of all other consideration of any kind, received by Company from sublicensees for sublicenses involving solely Patent Rights or Penn Technology and (ii) [***] of the sum of all payments plus the fair market value of all other consideration of any kind, received by Company for all other sublicenses, including, but not limited to, sublicenses involving Patent Rights together with non-Penn Company owned or controlled intellectual property during the Quarter, other than: (a) royalties paid to Company by a sublicensee based upon Sales by the sublicensee; (b) milestone payments paid to Company by a sublicensee which Company pays to Penn pursuant to Section 3.3 as a pass through; (c) equity investments in Company by a sublicensee up to the amount of the fair market value of the equity purchased on the date of the investment; (d) loan proceeds paid to Company by a sublicensee in an arms length, full recourse debt financing to the extent that such loan is not forgiven; (e) sponsored research funding, including clinical research funding, paid to Company by a sublicensee in a bona fide transaction for future research to be performed by Company; and (f) reimbursements paid to Company by sublicensee for patent costs directly relating to the Patent Rights.

4.	REPORTS AND PAYMENTS

4.1 Royalty Reports. Within forty-five (45) days after the end of each Quarter following the first Sale (or sixty (60) days after the end of each Quarter following the first Sale if Company has sublicensed the License), Company will deliver to Penn a report, certified by the chief financial officer of Company, detailing the calculation of all royalties, fees and other payments due to Penn for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country: (a) the number of units of Licensed Products constituting Sales; (b) the gross consideration invoiced, billed or received for Sales; (c) the gross amount of any payments and other consideration received by Company from sublicensees and the amounts of any deductions permitted by Section 3.7; (f) the royalties, fees and other payments owed to Penn, listed by category; and (g) the computations for any applicable currency conversions. Each royalty report will be substantially in the form of the sample report attached as Exhibit C.

4.2 Payments. Company will pay all royalties, fees and other payments due to Penn under Sections 3.3, 3.4, 3.6, and 3.7, and within forty-five (45) days after the end of the Quarter (or sixty (60) days after the end of the Quarter if Company has sublicensed the License) in which the royalties, fees or other payments accrued.

4.3 Records. Company will maintain, and will cause its Affiliates and sublicensees to maintain, complete and accurate books, records and related background information to verify Sales, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained for at least five (5) years after submission of the applicable report required under Section 4.1.

4.4 Audit Rights. Upon reasonable prior written notice to Company, Company and its Affiliates and sublicensees will provide Penn and its accountants with access to all of the books, records, key personnel and related background information required by Section 4.3 to conduct a review or audit of Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate Penn’s review or audit without unreasonable disruption to Company’s business; and (c) no more than once each calendar year during the Term (as defined below) and for a period of five (5) years thereafter. Company will promptly pay to Penn the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Company has underpaid any payment by five percent (5%) or more, then Company will also promptly pay the costs and expenses of Penn and its accountants in connection with the review or audit. In addition, once annual Sales of Licensed Products exceed Fifty Million ($50,000,000), Company will conduct, at Penn’s request, no more than once every two (2) years, at its own expense, an independent audit of Sales, and all of the royalties, fees, and other payments due or paid under this Agreement. Promptly after completion of the audit, Company will provide to Penn a copy of the report of the independent auditors along with any underpayments and interest thereon.

4.5 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If Company receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by Company, and (b) the conversion computation will be documented by Company in the applicable report delivered to Penn under Section 4.1.

4.6 Place of Payment. All payments by Company are payable to “The Trustees of the University of Pennsylvania” and will be made to the following addresses:

By Electronic Transfer:	By Check (direct mail):	By Check (lockbox):

[***]	The Trustees of the University of Pennsylvania c/o Center for Technology Transfer Center for Technology Transfer Attention: Financial Coordinator	The Trustees of the University of Pennsylvania c/o Center for Technology Transfer PO Box 785546 Philadelphia, PA 19178-5546

4.7 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

5.	CONFIDENTIALITY AND USE OF PENN’S NAME

5.1 Confidentiality Agreement. In connection with the execution of this Agreement, the parties will enter into a Confidential Disclosure Agreement substantially similar to Penn’s standard form as attached hereto as Exhibit D.

5.2 Other Confidential Matters. Penn is not obligated to accept any confidential information from Company, except for the reports required by Sections 2.1, 4.1, 4.4 and 6.6. Penn, acting through its Center for Technology Transfer and finance offices, will use reasonable efforts not to disclose to any third party outside of Penn any confidential information of Company contained in those reports, for so long as such information remains confidential. Penn bears no institutional responsibility for maintaining the confidentiality of any other information of Company. Company may elect to enter into confidentiality agreements with individual investigators at Penn that comply with Penn’s internal policies. The provisions of this Section 5.2 shall not limit Penn’s obligations to Company or Company’s obligations to Penn under any other agreement, including confidentiality agreement, between the parties relating to transactions other than the License.

5.3 Use of Penn’s Name. Company and its Affiliates, sublicensees, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn.

6.	TERM AND TERMINATION

6.1 Term. This Agreement will commence on Effective Date and terminate upon the later of: (a) the expiration or abandonment of the last patent to expire or become abandoned of the Patent Rights; or (b) ten (10) years after the first Sale of the first Licensed Product if no patent has issued from the Patent Rights (as the case may be, the “Term”). Upon the expiration or abandonment of all Patent Rights in any country during the Term no royalties shall be payable under this Agreement thereafter based on Sales in that country.

6.2 Early Termination by Company. Company may terminate this Agreement at any time effective upon completion of each of the following conditions: (a) providing at least sixty (60) days prior written notice to Penn of such intention to terminate; (b) ceasing to make, have made, use, import, offer for sale and sell all Licensed Products; (c) terminating all sublicenses and causing all Affiliates and sublicensees to cease making, having made, using, importing, offering for sale and selling all Licensed Products; and (d) paying all amounts owed to Penn under this Agreement and any sponsored research agreement between Penn and Company related to the Patent Rights, through the effective date of termination.

6.3 Early Termination by Penn. Penn may terminate this Agreement if: (a) Company is more than thirty (30) days late in paying to Penn any amounts owed under this Agreement and does not immediately pay Penn in full, including accrued interest, upon written demand (a “Payment Default”); (b) other than a Payment Default, Company or its Affiliate or sublicensee materially breaches this Agreement and does not cure the breach within forty-five (45) days after written notice of the breach; or (c) Company or its Affiliates or sublicensee experiences a Trigger Event, and in the case of sublicensee, Company has not terminated the sublicense prior to or automatically upon the occurrence of the Trigger Event. If a sublicensee materially breaches the applicable sublicense agreement, Company will take reasonable steps to enforce the terms of such sublicense agreement against such sublicensee

6.4 Trigger Event. The term “Trigger Event” means any of the following: (a) a material default by Company under any sponsored research agreement or option or license agreement between Company and Penn related to the Patent Rights (whether entered prior to, contemporaneous with, or subsequent to the Effective Date) that is not cured within the cure period, if any, set forth in such agreement or a material default under either of the Option Agreement (“Option Agreement”) or the Know-How License (“Know-How License”), each by and between Company and Penn pursuant to the Option Agreement ; (b) if Company or its Affiliate or sublicensee (i) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt; (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, not discharged within thirty (30) days; (v) makes an assignment for the benefit of creditors; or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within ten(10) days; (c) the institution or commencement by Company or its Affiliate or sublicensee of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors; (d) the entering of any order for relief relating to any of the proceedings described in Section 6.4(b) or (c) above; (e) the calling by Company or its Affiliate or sublicensee of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (f) the act or failure to act by Company or its Affiliate or sublicenseeindicating its consent to, approval of or acquiescence in any of the proceedings described in Section 6.4(b) – (e) above; (g) failure by Company to pay patent expenses ; or (h) the commencement by Company of any action against Penn, including an action for declaratory judgment, to declare or render invalid or unenforceable the Patent Rights, or any claim thereof.

6.5 Effect of Termination. Upon the termination of this Agreement for any reason: (a) the License terminates; (b) Company and all its Affiliates and sublicensees will cease all making, having made, using, importing, offering for sale and selling all Licensed Products, except to extent permitted by Section 6.6; (c) Company will pay to Penn all amounts, including accrued interest, owed to Penn under this Agreement and any sponsored research agreement related to the Patent Rights, the Option Agreement and the Know-How License through the date of termination, including royalties on Licensed Products invoiced or shipped through the date of termination and any sell off period permitted by Section 6.6, whether or not payment is received prior to termination or expiration of the sell off period permitted by Section 6.6; (d) Company will, at Penn’s request, return to Penn all confidential information of Penn and provide to Penn a development summary directly related to Licensed Products generated by Company during the Term that will facilitate the further development of the technology licensed under this Agreement; and (e) in the case of termination under Section 6.3, all duties of Penn and all rights (but not duties) of Company under this Agreement immediately terminate without further action required by either Penn or Company.

6.6 Inventory & Sell Off. Upon the termination of this Agreement for any reason, Company will cause physical inventories to be taken immediately of: (a) all completed Licensed Products on hand under the control of Company or its Affiliates or sublicensees; and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement. Company will deliver promptly to Penn a copy of the written inventory, certified by an officer of the Company. Upon termination of this Agreement for any reason, Company will promptly remove, efface or destroy all references to Penn from any advertising, labels, web sites or other materials used in the promotion of the business of Company or its Affiliates or sublicensees, and Company and its Affiliates and sublicensees will not represent in any manner that it has rights in or to the Patent Rights or the Licensed Products. Upon the termination of this Agreement for any reason other than pursuant to Section 6.3(a) or (c), Company may sell off its inventory of Licensed Products existing on the date of termination for a period of six (6) months and pay Penn royalties on Sales of such inventory within thirty (30) days following the expiration of such six (6) month period.

6.7 Survival. Company’s obligation to pay all amounts, including accrued interest, owed to Penn under this Agreement will survive the termination of this Agreement for any reason. Sections 13.9, 13.10 and 13.11 and Articles 4, 5, 6, 9, 10, and 11 will survive the termination of this Agreement for any reason in accordance with their respective terms.

7.	PATENT PROSECUTION AND MAINTENANCE

7.1 Patent Control. Penn controls the preparation, prosecution and maintenance of the Patent Rights and the selection of patent counsel, with input from Company. For purposes of this Article 7, the word “maintenance” includes any interference negotiations, claims, or proceedings, in any forum, brought by Penn, Company, a third party, or the United States Patent and Trademark Office, and any requests by Penn or Company that the United States Patent and Trademark Office reexamine or reissue any patent in the Patent Rights.

7.2 Payment and Reimbursement. Within thirty (30) days after the Effective Date, Company will reimburse Penn for all historically accrued attorneys fees, expenses, official fees and all other charges accumulated prior to the Effective Date incident to the preparation, filing, prosecution and maintenance of the Patent Rights. Thereafter, Company will reimburse Penn for all documented attorneys fees, expenses, official fees and all other charges accumulated on or after the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Patent Rights, within thirty (30) days after Company’s receipt of invoices for such fees, expenses and charges. Penn reserves the right to require the Company to provide a deposit in advance of incurring out of pocket patent expenses estimated by counsel to exceed [***]. If Company fails to reimburse patent expenses under Paragraph 7.2, provide a requested deposit with respect to a Patent Right, or fails to prepare, prosecute or maintain any Patent Rights that may be in Penn’s best interest to prepare, prosecute or maintain, then Company shall provide Penn with reasonable prior written notice of such intended abandonment or decline of responsibility. In the event of such failure of Company with respect to such expenses, deposit or preparation, prosecution or maintenance of any Patent Rights, regardless of notice, Penn will be free at its discretion and expense to either abandon such applications or patents related to such Patent Right or to continue such preparation, prosecution and/or maintenance activities, and any patent rights associated with such patent action will be automatically excluded from the term “Patent Rights” hereunder, on a patent by patent or country by country basis, as applicable.

8.	INFRINGEMENT

8.1 Notice. Company and Penn will notify each other promptly of any infringement of the Patent Rights that may come to their attention. Company and Penn will consult each other in a timely manner concerning any appropriate response to the infringement.

8.2 Prosecution of Infringement. Company may prosecute any infringement of the Patent Rights at Company’s expense, including defending against any counterclaims or cross claims brought by any party against Company or Penn regarding the Patent Rights and defending against any claim that the Patent or Patent Rights are invalid in the course of any infringement action or in a declaratory judgment action. Penn reserves the right to intervene voluntarily and join Company in any such infringement litigation. If Penn chooses not to intervene voluntarily, but Penn is a necessary party to the action brought by Company, then Company may join Penn in the infringement litigation. If Company decides not to prosecute any infringement of the Patent Rights, then Penn may elect to prosecute such infringement independently of Company in Penn’s sole discretion.

8.3 Cooperation. In any litigation under this Article 8, either party, at the request and sole expense of the other party, will cooperate to the fullest extent reasonably possible. This Section 8.3 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction. If, however, either party is required to undertake any activity, including legal discovery, as a right of lawful process of a court of competent jurisdiction, then Company will pay all expenses incurred by Company and by Penn.

8.4 Control of Litigation. Company controls any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which Penn is not a party, including the selection of counsel, all with input from Penn. Company must not settle or compromise any such litigation in a manner that imposes any obligations or restrictions on Penn or grants any rights to the Patent Rights, other than any permitted sublicenses, without Penn’s prior written permission. Penn controls any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which Penn has elected to prosecute the infringement independently of Company or has voluntarily or involuntarily joined Company in the infringement litigation, including the selection of counsel, all with input from Company. In all instances in which Penn is a party, Penn reserves the right to select its own counsel. If Penn is involuntarily joined as a party, Penn retains the right to select its own counsel, but Company will be responsible for all litigation expenditures as set forth in Section 8.5.

8.5 Recoveries from Litigation. If Company prosecutes any infringement claims either without Penn as a party or with Penn involuntarily joined as a party, then Company will reimburse Penn for Penn’s litigation expenditures, including any attorneys’ fees, expenses, official fees and other charges incurred by Penn, even if there are no financial recoveries from the infringement action. Company will reimburse Penn within thirty (30) days after receiving each invoice from Penn. After reimbursing Penn for its expenditures, Company will use the financial recoveries from such claims, if any, (a) first, to reimburse Company for its litigation expenditures; and (b) second, share between Company [***] and Penn [***] as to any remainder. If Company prosecutes any infringement claims with Penn joined as a voluntary party, then any financial recoveries from such claims will be (x) first, shared between Company and Penn in proportion with their respective shares of the aggregate litigation expenditures by Company and Penn; and (y) second, shared [***] by Company and Penn as to any remainder after Company and Penn have fully recovered their aggregate litigation expenditures. If Penn prosecutes any infringement claims independent of Company, then Penn will prosecute such infringement at Penn’s expense and will retain any financial recoveries in their entirety.

9.	REPRESENTATIONS; DISCLAIMER OF WARRANTIES

9.1 Penn Representations. Penn represents to Company that to the knowledge of the current staff of Penn’s Center for Technology Transfer, without investigation, as of the Effective Date, Penn: (a) is sole owner of Penn’s Patent Rights; (b) has the right to grant the License to Company; and (c) has not received any written notice of any third party claim for infringement by Penn relating to the Penn Patent Rights.

9.2 Disclaimer. THE PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. PENN MAKES NO REPRESENTATIONS (EXCEPT AS SET FORTH IN SECTION 9.1 ABOVE) OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON INFRINGEMENT OR TITLE.

10.	LIMITATION OF LIABILITY

10.1 Limitation of Liability. PENN WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM COMPANY’S, AFFILIATES’ OR SUBLICENSEES’ USE OF THE PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS. PENN WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

11.	INDEMNIFICATION

11.1 Indemnification. Company will defend, indemnify, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event. The term “Indemnified Party” means each of Penn and its trustees, officers, faculty, students, employees, contractors, and agents. The term “Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party. The term “Indemnification Event” means any Claim against one or more Indemnified Parties arising out of or resulting from: (a) the development, testing, use, manufacture, promotion, sale or other disposition of any Patent Rights, or Licensed Products by Company, its Affiliates, sublicensees, assignees or vendors or third parties, including, but not limited to, (x) any product liability or other Claim of any kind related to use by a third party of a Licensed Product, (y) any Claim by a third party that the practice of any of the Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (z) any Claim by a third party relating to clinical trials or studies for Licensed Products; (b) any material breach of this Agreement by Company or its Affiliates or sublicensees; and (c) the enforcement of this Article 11 by any Indemnified Party. The term “Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.

11.2 Reimbursement of Costs. Company will pay directly all Liabilities incurred for defense or negotiation of any Claim or will reimburse Penn for all documented Liabilities incident to the defense or negotiation of any Claim within thirty (30) days after Company’s receipt of invoices for such fees, expenses and charges.

11.3 Control of Litigation. Company controls any litigation or potential litigation involving the defense of any Claim, including the selection of counsel, with input from Penn. Penn reserves the right to protect its interest in defending against any Claim by selecting its own counsel. If such separate representation is based on Penn’s reasonable determination that Company cannot adequately defend Penn’s interests, or if the interests of the Indemnified Party and Company with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principals, then any attorneys’ fees and litigation expenses incurred by Penn for such separate representation will be paid for by Company, pursuant to Sections 11.1 and 11.2.

11.4 Other Provisions. Company will not settle or compromise any Claim giving rise to Liabilities in any manner that imposes any restrictions or obligations on Penn or grants any rights to the Patent Rights or the Licensed Products without Penn’s prior written consent, which shall not be unreasonably withheld. If Company fails or declines to assume the defense of any Claim within thirty (30) days after notice of the Claim, or fails to reimburse an Indemnified Party for any Liabilities pursuant to Sections 11.1 and 11.2 within the thirty (30) day time period set forth in Section 11.2, then Penn may assume the defense of such Claim for the account and at the risk of Company, and any Liabilities related to such Claim will be conclusively deemed a liability of Company. The indemnification rights of the Indemnified Parties under this Article 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

12.	INSURANCE

12.1 Coverages. Company will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Company’s performance under this Agreement: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability coverage, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate. Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 12.1, and Penn reserves the right to require Company to adjust the limits accordingly. Any Penn required increase in coverage shall be based upon a reasonable determination by Penn of reasonable and customary levels of coverage, taking into account factors that will include, but not be limited to, the size of the market, the FDA established safety profile of the product and insurance separately maintained by the manufacturer. The required minimum amounts of insurance do not constitute a limitation on Company’s liability or indemnification obligations to Penn under this Agreement.

12.2 Other Requirements. The policies of insurance required by Section 12.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name Penn as an additional insured with respect to Company’s performance under this Agreement. Company will provide Penn with insurance certificates evidencing the required coverage within thirty (30) days after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify Penn in writing at least thirty (30) days prior to the cancellation or material change in coverage.

13.	ADDITIONAL PROVISIONS

13.1 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

13.2 No Discrimination. Neither Penn nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

13.3 Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. Penn does not represent that no license is required, or that, if required, the license will issue.

13.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

13.5 Assignment & Hypothecation. This Agreement is binding upon the parties and their respective heirs, successors, assigns, and personal representatives. Company may not assign this Agreement or any part of it, either directly or by merger or operation of law, without the prior written consent of Penn, except in connection with a merger or the sale, or other transfer of all or substantially all of its assets or all of its business or the business unit holding its cancer vaccine products and technology to a pharmaceutical or vaccine company with a market capitalization or annual revenues of at least $100,000,000, provided that (a) at least ten (10) days before the proposed transaction, Company gives Penn written notice and such background information as may be reasonably requested by Penn; (b) the assignee agrees in writing to be legally bound by this Agreement and to deliver to Penn an updated Business Plan within forty five (45) days after the closing of the proposed transaction; and (c) Company provides Penn with a copy of assignee’s undertaking. Any permitted assignment will not relieve Company of responsibility for performance of any obligation of Company that has accrued at the time of the assignment. Company will not grant a security interest in the License or this Agreement during the Term. Any prohibited assignment or security interest will be null and void.

13.6 Notices. Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective Notice Address listed on the signature page, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested.

13.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

13.8 Headings & Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

13.9 Governing Law. This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions of any jurisdiction.

13.10 Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania if an action is brought by Company and Delaware if any action is brought by Penn with respect to all disputes arising under this Agreement.

13.11 Integration. This Agreement with its Exhibits, and the Confidentiality Agreement, contain the entire agreement between the parties with respect to the Patent Rights and the License and supersede all other oral or written representations, statements, or agreements with respect to such subject matter.

Each party has caused this Agreement to be executed by its duly authorized representative.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		IMMUNOCELLULAR THERAPEUTICS, LTD

By:	/s/ Michael J. Cleare, PHD	By:	/s/ Manish Singh, PhD
	Name: Michael J. Cleare, PHD		Name: Manish Singh, PhD
	Title: Executive Director, Center for Technology Transfer		Title: CEO

Address:	Center for Technology Transfer University of Pennsylvania 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283 Attention: Executive Director	Address:	21900 Burbank Blvd. 3rd Floor Woodland Hills, CA 91367 Attention: CEO

Required copy to:
University of Pennsylvania Office of General Counsel 133 South 36th Street, Suite 300 Philadelphia, PA 19104-3246 Attention: General Counsel

EXHIBIT INDEX

Exhibit A	Patent Applications in Patent Rights

Exhibit B	Minimum Contents of Business Plan

Exhibit C	Format of Royalty Report

Exhibit D	Confidentiality Agreement

Exhibit A

Patent Applications in Patent Rights

W5470	System and Method of Preparing and Storing Activated Mature Dendritic Cells
Serial No	Patent No	App Type	File Date	Country	Issue Date
61/313,984		Provisional	3/15/2010	US
PCT/US11/28487		PCT	3/15/2011	US

Exhibit B

Minimum Contents of Business Plan

•	Date of Business Plan and reporting period covered

•	Identification and nature of each active contractual relationship between Company, its Affiliates and sublicensees

•	Current status of DC vaccine program

•	Projected timelines for completing Licensed Product development and commercial launch

•	Projected timeline for securing sublicensees

•	Significant changes made to the Business Plan since the previous Development Plan and the reasons for the changes

Exhibit C

Form of Royalty Report

Center for Technology Transfer
University of Pennsylvania
Royalty Report

Licensee: ______________________________ **Agreement**: ___________________________________

Inventor: ______________________________ **Patent #**: ___________________________________

Period Covered: From: _____/______/_______ **Through**: _______/________/____________________

Prepared By: ______________________________ **Date**: ___________________________________

Approved By: ______________________________ **Date**: ___________________________________

If License covers several major product lines, please prepare a separate for each line. Then combine all product lines into a summary report.

Report Type: ❑ Single Product Line Report:

❑ Multi-product Summary Report: Page 1 of ____ Pages

❑ Product Line Detail: Line: ____________ Trade name: ___________ Page: _______

Report Currency: ❑ U.S. Dollars ❑ Other____

Country	Gross Sales	*Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount	
					This Year	Last Year
U.S.A						
Canada						
Europe						
Japan						
Other						
Total:						

Total Royalty: ________________ Conversion Rate: ________________ Royalty in U.S. Dollars $ ____________________

The following royalty forecast is non-binding and for CTT internal planning purposes only:

Royalty Forecast Under this agreement: Next Quarter: __________ Q2: ____________ Q3: __________ Q4: __________

On a separate page, please indicate the reasons for returns or other adjustments if significant.
Also note any unusual occurrences that affected royalty amounts during this period.
To assist CTT's forecasting, please comment on any significant expected trends in sales volume

Exhibit D

Form of Confidentiality Agreement

UNIVERSITY of PENNSYLVANIA

Confidential Disclosure Agreement

Signature Page

COMPANY CONTACT INFORMATION
Company full legal name and notice address: IMMUNOCELLULAR THERAPEUTICS LTD 21900 BURBANK BOULEVARD, 3RD FLOOR WOODLAND HILLS, CA 91367		Company primary phone number: 818-992-2907
Company primary fax number: 818-992-2908

Company contact name: Manish Singh, PhD, MBA	Contact title: President and CEO	Contact phone number: [***]

PENN CONTACT INFORMATION
Penn notice address: University of Pennsylvania Center for Technology Transfer 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283 Attention: Executive Director		Penn primary phone number: 215-898-9591 Penn primary fax number: 215-898-9519

Penn Investigator name: Brian Czerniecki, MD, PhD	Penn department: Surgery

SUBJECT MATTER

Penn Docket and application numbers and titles:

Application nos. 61/313,984 and PCT/US11/28487

Reference only: W5470 entitled System and Method of

Preparing and Storing Activated Mature Dendritic Cells

Investigator research area: Cell-based Immunotherapy of Cancer

PURPOSE & EFFECTIVE DATE

Limited Purpose:

Company’s exercise of its rights and performance of its obligations under that certain patent license agreement (“License Agreement”) by and between the parties of even date herewith related to the patents and patent applications in Penn’s Dockets listed above.

Effective Date: 3/19/12

SIGNATURES
This Agreement includes this Signature Page and all of the attached Terms and Conditions. By signing below, Company and Penn agree to all of the provisions.
COMPANY		THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:		By:
	(please sign)		(please sign)
Name:		Name:
	(please print)		(please print)
Title:		Title:
	(please print)		(please print)
Date:	______________________, 2012	Date:	______________________, 2012

Confidential Disclosure Agreement

Terms and Conditions

1. Purpose. Penn desires to protect its Confidential Information, which may be disclosed to Company by Penn.

2. Definition. The term “Confidential Information” means all information, data or know-how that is contained in or related to the Patent Rights (as defined in the License Agreement) and the Penn Dockets relating thereto and/or the general area of research in the Investigator’s laboratory identified in the Signature Page. Confidential Information does not include information, data or know-how that: (a) becomes part of the public domain through no improper action of the Company; (b) was in the possession of the Company at the time of disclosure; (c) is received by the Company from a third party and is not subject to an obligation of confidentiality owed to such third party; or (d) can be shown by documentation to have been independently developed by Company by individuals who have not had access to Confidential Information. Failure to mark any Confidential Information as confidential or proprietary will not affect its status as Confidential Information under this Agreement.

3. Non-Use & Non-Disclosure. Company will not use any Confidential Information for any purpose, other than for the Limited Purpose identified on the Signature Page. No licenses or other rights are granted. Company will not use Confidential Information for experimental research planning or experimental activity. Company will not disclose any Confidential Information to third parties or employees, other than on a need to know basis to those employees and consultants who are bound to obligations of non-use and non-disclosure at least as restrictive as those set forth in this Agreement. Company will take all reasonable measures to protect the secrecy of, and avoid the unauthorized disclosure or use of, Confidential Information. Such measures will include the highest degree of care that Company utilizes to protect Company’s own confidential information of a similar nature. Company will promptly notify Penn in writing of any misuse or misappropriation of any Confidential Information that may come to Company’s attention. In the event that Company is required by judicial or administrative process to disclose Confidential Information, Company will promptly notify Penn and allow Penn a reasonable time to oppose such process.

4. Term. This Agreement applies to Confidential Information that is disclosed to Company from the Effective Date. Company’s obligations as to any item of Confidential Information will expire upon the later of: (i) five (5) years after the initial disclosure of such item to Company; or (ii) termination of the License Agreement. Company’s obligations under this Agreement will survive the expiration or termination of any other contract or negotiation between the parties. Upon the written request of Penn, Company will return to Penn all Confidential Information received from Penn, except that Company may maintain a single copy of any written Confidential Information for Company’s records.

5. Use of Penn’s Name. Company will not use Penn’s name or trademarks or the name of any Penn employee in any manner without Penn’s prior written consent.

6. Disclaimer. All Confidential Information is provided on an “As Is” basis, without express or implied warranties of any kind.

7. Miscellaneous. Any notice must be in writing and sent to the address of the party listed on the Signature Page. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles of any jurisdiction. This Agreement contains the entire agreement between the parties with respect to subject matter of this Agreement and supersedes all other oral or written representations, statements, or agreements with respect to such subject matter. This Agreement is binding upon the parties and their respective heirs, successors, assigns, and personal representatives. Neither party may assign this Agreement without the prior written consent of the other party.

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